Exhibit 10.1

GUARANTEE

We refer to the Agreement and Plan of Share Exchange (the “Share Exchange Agreement”), dated as of the date hereof, between Res-Care, Inc. (the “Company”) and Onex Rescare Acquisition LLC (“Purchaser”), pursuant to which it is contemplated that (i) Purchaser will commence a tender offer to purchase all of the Public Shares of the Company, and (ii) the Company and Purchaser will undertake a share exchange transaction pursuant to which the shareholders of the Company other than members of the Purchaser Group will receive cash in exchange for their Public Shares, with the result that the Company will become a wholly-owned subsidiary of Purchaser, each on the terms and subject to the conditions set forth therein.  Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Share Exchange Agreement.

In consideration of the Company’s execution and delivery of the Share Exchange Agreement, Onex Partners III LP, a Delaware limited partnership (“OP III LP”) hereby guarantees to the Company that OP III LP will perform or satisfy, or cause Purchaser to perform or satisfy, or cause one or more affiliated or related entities of OP III LP to perform or satisfy, Purchaser’s obligations (the “Guaranteed Obligations”) to (i) pay for Public Shares in the Offer pursuant to Section 2.1(f) of the Share Exchange Agreement, (ii) deposit funds in the Exchange Fund pursuant to Section 4.2 of the Share Exchange Agreement if, as and when such obligations become due, and (iii) perform all of Purchaser’s agreements, covenants and obligations under the Share Exchange Agreement to be performed prior to or at the Effective Time, but in all cases subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by Purchaser of each of the other conditions to the consummation of the Offer set forth in Annex A of the Share Exchange Agreement.  Under no circumstances will the aggregate liability of OP III LP under this Guarantee exceed $336,281,820.

Neither this Guarantee nor the rights of the Company under this Guarantee shall be assignable or transferable by the Company without the prior written consent of OP III LP.  This Guarantee shall automatically terminate upon the earliest of (i) the Closing, (ii) the termination of the Share Exchange Agreement for any reason other than Purchaser’s breach or (iii) if no claim under this Guarantee has been received by OP III LP on or before March 31, 2011.

OP III LP’s obligations pursuant to this Guarantee are subject to all rights, claims, counterclaims, causes of action, defenses and remedies to which Purchaser may be entitled.  This is a guarantee of payment and performance and not collectability.  OP III LP hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Purchaser, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Guarantee.

The Company acknowledges that Purchaser is a newly-formed entity with no significant assets. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that OP III LP is a partnership, by its acceptance of the benefits of this Guarantee, the Company acknowledges and agrees that neither it nor any of its affiliates (x) has any right of recovery under this Guarantee against, and no liability under this Guarantee shall attach to, the former, current or future stockholders, directors, officers, employees, agents, affiliates, general or limited partners or assignees of OP III LP, of Purchaser or of any former, current or future stockholder, director, officer, employee, member, manager, general or limited partner, Affiliate, agent or assignee of any of the foregoing (collectively, but not including OP III LP or Purchaser, each an “OP III LP Affiliate”) or (y) has any right of recovery against, and no liability shall attach to, OP III LP or any OP III LP Affiliate for any liability or obligation arising under or in connection with the Share Exchange Agreement or the Transactions (other than a claim against OP III LP under this Guarantee), whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of Purchaser against OP III LP or an OP III LP Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Law or otherwise.  The Company’s agreement in the preceding sentence is based on OP III LP’s representation that it has sufficient liquid assets available to fund the payment of the maximum guarantee obligation as set forth in this Guarantee.  The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Share Exchange Agreement or the Transactions or otherwise relating thereto, against an OP III LP Affiliate or, other than its right to recover from OP III LP under this Guarantee for up to the amount of the Guaranteed Obligations (subject to the limitations described herein), against OP III LP.  Recourse against OP III LP under this Guarantee shall be the sole and exclusive remedy of the Company and all of its Affiliates against OP III LP and any OP III LP Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Share Exchange Agreement or the Transactions.  Nothing set forth in this Guarantee shall confer or give or shall be construed to confer or give to any person other than OP III LP and the Company (including any person acting in a representative capacity) any rights or remedies against any person other than OP III LP and the Company as expressly set forth herein.

The Company acknowledges that OP III LP is agreeing to enter into this Guarantee in reliance on the provisions set forth in the preceding paragraph, and OP III LP acknowledges that the Company is agreeing to enter into the Share Exchange Agreement in reliance on this Guarantee.  The preceding paragraph shall survive termination of this Guarantee.

This Guarantee constitutes the entire agreement, and supersedes all prior agreements, understandings, and statements, both written or oral, between or among the Company and OP III LP or any of their Affiliates with respect to its subject matter.  This Guarantee shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

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Dated: September 6, 2010

ONEX PARTNERS III LP
By: Onex Partners III GP LP, its General Partner,
By: Onex Partners Manager LP, it Agent,
By: Onex Partners Manager GP ULC, its General Partner

		By:	/s/ Robert M. Le Blanc
			Name:	Robert M. Le Blanc
			Title:	Managing Director

		By:	/s/ Joshua Hausman
			Name:	Joshua Hausman
			Title:	Vice President

Accepted and Agreed
RES-CARE, INC.

By:	/s/ Steven S. Reed
Name: Steven S. Reed
Title: Director